UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 7, 2022

CAPRI HOLDINGS LTD
(Exact name of Registrant as Specified in its Charter)

001-35368
(Commission File Number)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
33 Kingsway
London, United Kingdom
WC2B 6UF
(Address of Principal Executive Offices)
44 207 632 8600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Ordinary Shares, no par value	CPRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Departure of an Executive Officer

On March 7, 2022, Capri Holdings Limited (the “Company”) announced that Joshua Schulman, Chief Executive Officer of Michael Kors, will depart from the Company, effective as of that same date (the “Separation Date”).

Separation Agreement and Release

In connection with Mr. Schulman’s separation of employment with the Company, the Company and Mr. Schulman entered into a separation agreement and release (the “Separation Agreement”) which provides for the following payments and benefits and is consistent with the severance provisions provided for in Mr. Schulman’s employment agreement, dated August 24, 2021:

•Continued payment of Mr. Schulman’s base salary (at a rate of $1,300,000) for a period of two (2) years, commencing on the Separation Date, totaling $2,600,000;
•Payment equivalent to two (2) years of his target annual cash incentive (using a base salary of $1,300,000), totaling $5,200,000;
•Payment of $700,000 as a guaranteed bonus for fiscal 2022 (the “FY Guaranteed Bonus”) plus an additional payment, based on actual fiscal 2022 performance, to the extent actual performance results in a bonus payment in excess of the FY 22 Guaranteed Bonus, and pro-rated for the portion of fiscal year 2022 that Mr. Schulman was actually employed by the Company; and
•Continued vesting of Mr. Schulman’s unvested restricted share units that have a vesting date within twelve (12) months of the Separation Date.

All payments under the Separation Agreement will be made less applicable tax withholdings and payroll deductions.

The Separation Agreement contains mutual non-disparagement provisions and requires that Mr. Schulman comply with confidentiality and non-solicitation restrictive covenants. The Company has agreed to reduce Mr. Schulman’s non-compete obligations to a six-month period expiring on September 2, 2022.

The parties have each agreed to a release of claims against the other.

The foregoing summary of the Separation Agreement is only a summary and is qualified in its entirety by reference to the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending April 2, 2022.

Fifth Amended and Restated Idol Employment Agreement

On March 7, 2022, the Company and Michael Kors (USA), Inc. (“MK USA”, and together with the Company, the “Company Parties”) entered into a fifth amended and restated employment agreement with John D. Idol, the Company’s Chairman and Chief Executive Officer. The following is a description of the material terms of the employment agreement with Mr. Idol (the “Idol Employment Agreement”). Such description is qualified in its entirety by the terms of the Idol Employment Agreement which the Company intends to file with the U.S. Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the fiscal year ending April 2, 2022. Because the Idol Employment Agreement is a restatement of his prior agreement, many provisions described below are continuations of terms from the prior agreement and have been previously disclosed.

The Company Parties agree to continue to employ Mr. Idol, and Mr. Idol agrees to continue to be employed by the Company Parties as Chairman and Chief Executive Officer on the terms and subject to the conditions contained in the Idol Employment Agreement and until the Idol Employment Agreement is terminated in accordance with the Idol Employment Agreement.

For the remainder of the fiscal year ending April 2, 2022, Mr. Idol’s base salary shall remain at the reduced annual salary of $1,215,000 (due to the impact of COVID-19 on the Company’s business). Effective with fiscal 2023, Mr. Idol’s annual base salary shall be reinstated at $1,350,000 (reflecting his pre-COVID-19 base salary).

Mr. Idol will continue to be eligible to participate in the Capri Holdings Limited Second Amended and Restated Omnibus Incentive Plan (the “Incentive Plan”). Pursuant to the Idol Employment Agreement, annual cash incentives will be based on a fixed percentage of Mr. Idol’s base salary with the incentive levels set at 0% for performance below established thresholds and (i) for fiscal 2022, 300% target – 400% maximum, and (ii) for fiscal 2023 and thereafter, 200% target – 400% maximum. Mr. Idol’s actual annual cash incentive will be interpolated based on the actual level of attainment with performance components, measures and target values established by the Board (or appropriate committee thereof).

All annual cash incentive payments are subject to the terms and conditions of the Incentive Plan, including that Mr. Idol be employed by the Company on the date the annual cash incentive is actually paid to similarly situated executives. Accordingly, if Mr. Idol resigns other than for “good reason” (as defined in the Idol Employment Agreement) or is terminated for “cause” (as defined in the Idol Employment Agreement) prior to the date the annual cash incentive is actually paid to similarly situated executives, he is not entitled to receive the annual cash incentive payment. If the Board (or appropriate committee thereof) determines that Mr. Idol was overpaid as a result of certain restatements of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements, then it may reduce the amount of the cash incentive, or require Mr. Idol to re-pay the overpaid portion of the cash incentive, as long as the determination as to the fact that a cash incentive has been overpaid is made before the end of the third fiscal year following the year for which the cash incentive performance evaluation was inaccurate, provided that if steps have been taken within such period to restate the Company’s financial or operating results, such three year time period will be extended until such restatement is completed.

In addition, in accordance with the Company’s annual performance review cycle (which typically occurs in June of each year), on an annual basis Mr. Idol will continue to be eligible to receive a discretionary long-term incentive award under the Incentive Plan in form and amount, if any, to be determined in the Company’s sole discretion in accordance with, and subject to, the terms and conditions of such Incentive Plan.

Mr. Idol will not accrue any vacation during the term of the Idol Agreement but will be entitled to take unlimited vacation so long as the vacation time does not interfere with his ability to complete his obligations under the Idol Agreement. In addition, Mr. Idol remains eligible to participate in all employee benefit plans and programs, including, without limitation, medical, dental, vision, life insurance, disability insurance, deferred compensation program and 401(k), that MK USA provides generally to senior executives. Mr. Idol also remains entitled to reimbursement for reasonable and necessary business expenses incurred by him in the performance of his duties (including the cost of first class airfare) in accordance with the Company’s policies and procedures. The Company will continue to pay the premiums, up to a maximum of $50,000 per year, for the $5.0 million whole life insurance policy presently maintained by Mr. Idol. The Idol Employment Agreement further provides that the Company will continue to provide Mr. Idol with an automobile and driver for transportation to and from the Company’s offices and for other business purposes. Mr. Idol also remains entitled to use the corporate aircraft in accordance with the Aircraft Time Sharing Agreement, dated November 24, 2014, between him and the Company.

Mr. Idol’s employment agreement will terminate upon Mr. Idol’s death or “total disability” (as defined in the Idol Employment Agreement) upon six months’ advance notice or with “good reason” (as defined in the Idol Employment Agreement), subject to certain notice and cure rights. The Company may terminate Mr. Idol’s employment for “cause” (as defined in the Idol Employment Agreement) upon ten (10) days’ advance written notice, subject to Mr. Idol having certain rights to meet with the Board, and a majority of the Board approving his dismissal.

The Idol Employment Agreement sets forth Mr. Idol’s rights to severance upon termination of employment. Consistent with his prior agreement, if his employment is terminated by the Company without “cause” or by him for “good reason,” he will be entitled to receive a pro rata portion of his annual cash incentive that would have been payable in respect of the fiscal year, or part fiscal year, as of the date of termination plus severance equal to two (2) times (i) the sum of his then-current base salary (which shall be calculated using a base salary of $1.35 million during the period that Mr. Idol has voluntarily elected to reduce his base salary due to COVID-19) and (ii) the annual cash incentive paid or payable to him with respect to the Company’s last full fiscal year, payable in a single lump sum within 30 days following termination as well as payment of any accrued benefits including earned but unpaid base salary, cash incentives and reimbursement of any reimbursable expenses incurred prior to the termination date. If Mr. Idol dies or has a “total disability,” in addition to the accrued benefits referenced above, Mr. Idol (or his estate, as applicable) is entitled to a pro rata portion of his cash incentive that would have been payable to Mr. Idol in respect of such fiscal year as of the date of death or total disability. He would also be entitled to a benefit under his whole life insurance policy (currently valued at approximately $5.0 million) and his term life insurance policy (currently valued at approximately $500,000) upon termination due to death. In the event Mr. Idol is terminated for cause, he is not entitled to receive any compensation or benefits other than for accrued benefits.

In connection with any separation payments paid under the Idol Employment Agreement, Mr. Idol agrees to deliver a fully executed separation agreement and release (that is not subject to revocation) of claims against the Company Parties and their respective affiliates satisfactory in form and content to the Company’s counsel.

The Idol Employment Agreement continues to define “cause” as: (i) gross negligence, willful misconduct or dishonesty by Mr. Idol in performing his duties; (ii) conviction of a felony by Mr. Idol (other than a felony involving a traffic violation); (iii) commission by Mr. Idol of a felony involving fraud or other business crime against the Company or any of its subsidiaries; or (iv) a breach of the no-hire, confidentiality or non-compete covenants contained in the Idol Employment Agreement if such breach, if curable, is not cured within thirty (30) days after written notice of such breach.

“Good reason” continues to be defined in the Idol Employment Agreement as: (i) the assignment of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of Mr. Idol’s title or position; (ii) the Company’s failure to perform substantially any material term of the Idol Employment Agreement and such failure, if curable, is not cured within sixty (60) days after the Company receives notice of the breach; (iii) Mr. Idol’s office is relocated more than 50 miles from his then-current office; (iv) the Idol Employment Agreement is not assumed by any successor-entity to the Company following a change in control (as defined in the Incentive Plan); (v) Mr. Idol’s duties or responsibilities are significantly reduced, except with respect to any corporate action initiated or recommended by Executive and approved by the Board (including succession planning initiated by Mr. Idol); (vi) Mr. Idol is involuntarily removed from the Board (other than in connection with a termination for “cause”, voluntary termination without “good reason”, death or “total disability”); or (vii) subject to the terms of the Idol Employment Agreement, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Mr. Idol and sufficient time to cease such involvement, the Board continues to do so.

Mr. Idol has agreed that all rights to the Company’s intellectual property are and will remain the sole and exclusive property of the Company and Mr. Idol remains obligated to maintain the confidentiality of the Company’s proprietary information. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

Mr. Idol has also agreed that during the term of the Idol Employment Agreement he will not engage in or carry on any “competitive business” (as defined in the Idol Employment Agreement); provided, that he may own 10% or less in a competitive business as a passive investor so long as he does not manage or exercise influence or control over such business.

Pursuant to the Idol Employment Agreement, to the extent permitted by law and our by-laws or other governing documents, the Company will indemnify Mr. Idol with respect to any claims made against him as an officer, director or employee of the Company or any subsidiary, except for acts taken in bad faith or in breach of his duty of loyalty to the Company. During the term of the Idol Employment Agreement and for as long thereafter as is practicable, the Company has agreed that Mr. Idol will be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which we maintained as of the date of his employment agreement.

Item 8.01.     OTHER EVENTS.

On March 7, 2022, the Company issued a press release announcing the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.
99.1	Capri Holdings Limited Press Release, dated March 7, 2022
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPRI HOLDINGS LIMITED
Date: March 7, 2022
	By:	/s/ Krista A. McDonough
	Name:	Krista A. McDonough
	Title:	Senior Vice President, General Counsel & Chief Sustainability Officer